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                              RETAIL VENTURES, INC.



                                    Exhibit 5








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                       PORTER, WRIGHT, MORRIS & ARTHUR LLP
                              41 South High Street
                              Columbus, Ohio 43215
                                 (614) 227-2000



                                October 16, 2003


Retail Ventures, Inc.
3241 Westerville Road
Columbus, Ohio 43224

  Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8 Registration No. 33-92966
       Retail Ventures, Inc. Amended and Restated 1991 Stock Option Plan (the "Plan")

Gentlemen:

         We have acted as counsel for Retail Ventures, Inc., an Ohio corporation ("Retail Ventures"), in connection with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 33-92966) (the "Registration Statement"), filed by Retail Ventures with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the adoption of the Plan by Retail Ventures, pursuant to Rule 414 of the Act, as a successor issuer of Value City Department Stores, Inc.

         In connection with this opinion, we have examined such corporate records, documents and other instruments of Retail Ventures as we have deemed necessary.

         Based on the foregoing, we are of the opinion that the shares issued under the Plan will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/  Porter, Wright, Morris & Arthur LLP

                                PORTER, WRIGHT, MORRIS & ARTHUR LLP